Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-209687 on Form S-3 of our report dated February 24, 2016, relating to the financial statements of Nanosphere, Inc. (the “Company”) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Nanosphere, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois
April 12, 2016